UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2009

SPORTSNUTS, INC.
(Exact  Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

10757 So. River Front Pkwy Ste. 125 South Jordan, Utah		84095
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (801) 816-2510

SportsNuts, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.03.    Material Modification to Rights of Security Holders.

On April 6, 2010, SportsNuts, Inc. (the “Company”) approved the creation of Class “A” shares of restricted Preferred Stock (“Preferred Shares”).  The rights, preferences, privileges, restrictions and characteristics of the Preferred Shares are detailed in the Certificate of Designation to the Certificate of Incorporation filed as an exhibit to this filing.  The Company approved the issuance of 200 Preferred shares to John D. Thomas, the company CEO, in lieu of compensation for three (3) years of service to the Company.  Holders of the Preferred Shares are entitled to one million votes per share, consequently giving Mr. Thomas voting control of the Company, or 62.24% voting control of the Company.  The Preferred Shares do not have any rights of conversion into shares of common stock.

ITEM 5.01.    Changes in Control of Registrant.

See Item 3.03.

ITEM 5.03.   Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year

On April 9, 2010, the Company changed its name to Fuelstream, Inc. and filed a Restated Certificate of Incorporation with the state of Delaware filed as an exhibit to this filing.  The Restatement was approved through a majority shareholder consent.  No other changes to the Certificate of Incorporation was made.

ITEM 5.07.    Submission of Matters to a Vote of Security Holders.

On April 9, 2010, the Company changed its name to Fuelstream, Inc. and filed a Restated Certificate of Incorporation with the state of Delaware filed as an exhibit to this filing.  The majority of the shareholders consented to the name change on April 6, 2006 and notice to the non-consenting shareholders was sent in accordance with Delaware law.

Furthermore, the majority of the Company shareholders decided to effect a reverse split of the Company’s common shares.  Effective at the close of business on April 28, 2010, for every one hundred (100) shares of common stock of the Company held, each shareholder shall receive one (1) share of the Company’s common stock.  Fractional shares shall be rounded up to the nearest one (1) share of common stock of the Company.

ITEM 9.01.    Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Title of Document	Location

3.1 99.1	Restated Certificate of Incorporation Certificate of Designation	Attached Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SportsNuts, Inc.

By:  /s/ John D. Thomas
Date:  April 13, 2010                                                                             _____________________________________________

John D. Thomas
Chief Executive Officer